Exhibit 4.2
AMENDMENT NO. 1
TO THE
SNYDER’S OF HANOVER, INC.
NON-QUALIFIED STOCK OPTION PLAN
     Snyder’s of Hanover, Inc. (the “Company”) adopted the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan as amended and restated and effective as of January 1, 2005 (the “Plan”) and now desires to amend the Plan in certain respects in connection with, and contingent upon, the completion of the business combination of the Company and Lance, Inc. (“Lance”) which combined company will be known as Snyder’s-Lance, Inc., and the merger of the Company with Lima Merger Corp., a wholly-owned subsidiary of Lance (“Merger Sub”), with the Company continuing as the surviving subsidiary of Lance, which transactions are contemplated by that certain Agreement and Plan of Merger, dated as of July 21, 2010 and amended as of September 30, 2010 (the “Merger Agreement”), entered into by and among the Company, Lance and Merger Sub.
     NOW, THEREFORE, the Plan is amended, effective as of the Effective Time (as defined in the Merger Agreement) pursuant to this Amendment No. 1 to the Plan (“Amendment”), as follows:
     1. All references to the Company in the Plan shall be deemed to refer to Snyder’s-Lance, Inc.
     2. Section III is amended by deleting the provision in its entirety and replacing it with the following:
This Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”) of Snyder’s-Lance, Inc. (formerly Lance, Inc.)
     3. Section VI is amended by deleting the second sentence of Paragraph B. and the table immediately following such sentence. Section VI is also amended by deleting Paragraph C, the Example following Paragraph C and all text following the Example.
     4. Section XI is amended by deleting the provision in its entirety and replacing it the following:
[Reserved]
     5. Section XII is amended by deleting the provision in its entirety and replacing it the following:
[Reserved]
     6. Except as otherwise set forth in this Amendment, the Plan will continue in full force in accordance with its terms. If there is any conflict between the Plan and any provision of this Amendment, this Amendment will control.
[Signature Appears on the Following Page]

Signature Page to Amendment No. 1
to Snyder’s of Hanover, Inc.
Non-Qualified Stock Option Plan
     IN WITNESS WHEREOF, Snyder’s of Hanover, Inc. has caused this Amendment No. 1 to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan to be executed by its duly authorized officer this 6th day of December 2010.

SNYDER’S OF HANOVER, INC.

By:	/s/ Carl E. Lee, Jr.

Name:	Carl E. Lee, Jr.
Title:	President and CEO